Exhibit 99.1

ITW NEWS RELEASE

ITW’s Board Approves Plan to Return Decorative Surfaces Businesses to Continuing Operations; Businesses Will Be Accretive to ITW’s Second Quarter Earnings

GLENVIEW, ILLINOIS—(May 8, 2009)—Illinois Tool Works Inc. (NYSE: ITW) today announced that its board of directors rescinded an earlier resolution to divest its Decorative Surfaces segment, thus returning the businesses to the Company’s continuing operations.  The Decorative Surfaces segment consists of the Wilsonart and a number of related worldwide laminate businesses. In 2007, the Decorative Surfaces segment had revenues of $1.2 billion and operating margins of 13 percent.

On August 11, 2008, ITW announced plans to commence the divestiture process for the marketing and possible sale of the Decorative Surfaces businesses. Given the continued weak acquisition market conditions and the premium value of these businesses, the Company decided to discontinue the sales process and return the businesses to continuing operations. Accordingly, Decorative Surfaces’ financial results will be reflected in ITW’s 2009 second quarter and will be accretive to second quarter earnings. In June, the Company expects to provide a range of second quarter earnings contribution from these businesses.

Founded in 1956, Wilsonart manufactures and distributes a variety of custom construction products for commercial, residential and renovation applications. Products include decorative laminate, solid surface, flooring, decorative materials, adhesives and custom edges. The group has 16 businesses worldwide with the majority of revenues based in North America.  International businesses, represented by the Wilsonart, Polyrey and Resopal brand names, are located in France, Germany, United Kingdom, Thailand and China.

With $15.9 billion in revenues, ITW is a multinational manufacturer of a diversified range of value-adding and short lead-time industrial products and equipment. The Company consists of 875 business units in 54 countries and employs some 65,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com